Exhibit 99.2

FORM OF RESTRICTED STOCK UNIT AGREEMENT, DATED NOVEMBER 10, 2010,

BY AND BETWEEN THE REGISTRANT AND

D. JAY CROOKSTON, WILLIAM MUNGER, RICHARD J. QUATTRINI AND JOHN P. STREMEL

ENERGYCONNECT GROUP, INC.

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is made and entered into as of November 10, 2010 by and between EnergyConnect Group, Inc., an Oregon corporation (the “Company”), and [Officer] (the “Executive”). In consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

1. Restricted Stock Units. The Company hereby grants to Executive, and Executive hereby accepts from the Company, two hundred and fifty thousand (250,000) restricted stock units, each of which is a bookkeeping entry representing the equivalent in value of one (1) share of Company common stock, on the terms and conditions set forth herein (the “Restricted Stock Units”).

2. Vesting of Restricted Stock Units.

(a) So long as Executive’s service for the Company continues in any capacity (whether as an employee, consultant, or director), the Restricted Stock Units shall vest in accordance with the following schedule: twenty five percent (25%) of the total number of Restricted Stock Units shall vest on May 11, 2011, and twelve and one-half percent (12.5%) of the total number of Restricted Stock Units shall vest on the eleventh (11th) day of every third (3rd) month thereafter until all Restricted Stock Units have vested, provided that, notwithstanding the foregoing, to the extent not previously vested, one hundred percent (100%) of the Restricted Stock Units shall vest upon the consummation of a Change of Control (as defined below). Further, if at any time Executive takes a leave of absence, the Administrator (as defined below) may, at its discretion, suspend vesting during the period of leave.

(b) For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following:

(i) A tender offer or exchange offer made and consummated for ownership of the Company’s stock representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities;

(ii) The sale or transfer of assets representing fifty percent (50%) or more of the net book value and of the fair market value of the Company’s consolidated assets (either in a single transaction or in a series of related transactions), other than as provided in Section (iii) below to another entity which is not a wholly owned subsidiary of the Company;

(iii) Any merger or consolidation of the Company with any other corporation (or entity) where fifty percent (50%) or less of the outstanding voting shares of the surviving or resulting corporation (or voting rights of any other entity) are owned in the aggregate by Company’s former shareholder(s));

(iv) Any action(s) or event(s) occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (as defined below);

(v) Any action(s) or event(s) occurring within a six (6)-month period, as a result of which a majority of the Company’s Board of Directors at the beginning of such six (6)-month period no longer constitutes a majority of the Company’s Board of Directors at the end of such six (6)-month period; or

(vi) The exercise of warrants, stock options or other derivative of Company’s securities, which upon exercise would cause the exercising party or parties in a series of related transactions to own fifty percent (50%) or more of the outstanding shares of the Company.

(c) For purposes of this Agreement, “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of September 27, 2010 (the date that the Retention Agreement by and between Executive and the Company was approved by the Compensation Committee of the Board of Directors), or (ii) are elected, or nominated for election, to the Company’s Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but, notwithstanding the foregoing, shall not include Andy MacRitchie and Thomas Reiter or any individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

3. Termination of Service. In the event of the termination of Executive’s service with the Company for any reason, all unvested Restricted Stock Units shall be immediately forfeited without consideration. For purposes of the preceding sentence, Executive’s right to vest in the Restricted Stock Units will terminate effective as of the date that Executive is no longer actively providing service to the Company in any capacity (whether as an employee, consultant, or director) and the Administrator shall have the exclusive discretion to determine when Executive is no longer actively providing service to the Company for purposes of this Agreement.

4. Settlement of Restricted Stock Units. Restricted Stock Units shall be automatically settled in shares of Company common stock upon vesting of such Restricted Stock Units, provided that the Company shall have no obligation to issue shares pursuant to this Agreement unless and until Executive has satisfied any applicable tax and/or other obligations pursuant to Section 5 below and such issuance otherwise complies with all applicable law, including applicable securities laws.

5. Withholding of Tax.

(a) Executive hereby authorizes withholding from payroll and any other amounts payable to Executive, and otherwise agrees to make adequate provision for, any sums required to satisfy any federal, state, local and foreign tax withholding obligations of the Company, or any other required deductions, if any, which arise in connection with the grant, vesting and/or settlement of the Restricted Stock Units.

(b) Upon Executive’s request, and subject to the approval of the Administrator, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may satisfy any obligations described in Section 5(a) above by withholding from shares otherwise issuable to Executive, a number of whole shares having a fair market value, determined by the Company as of the applicable date, equal to the amount due. Any adverse consequences to Executive arising in connection with such share withholding procedure shall be Executive’s sole responsibility.

(c) The Company shall not be obligated to issue shares pursuant to this Agreement unless the withholding obligations of the Company, and any other required deductions, are satisfied.

6. Tax and Legal Advice. Executive represents, warrants and acknowledges that the Company has not made any warranties or representations to Executive with respect to any tax, legal or financial consequences of the transactions contemplated by this Agreement, and Executive is in no manner relying on the Company or the Company’s representatives for an assessment of such consequences. EXECUTIVE UNDERSTANDS THAT THE LAWS GOVERNING THIS AGREEMENT ARE SUBJECT TO CHANGE. EXECUTIVE SHOULD CONSULT EXECUTIVE’S OWN PROFESSIONAL TAX, LEGAL AND FINANCIAL ADVISOR REGARDING THESE RESTRICTED STOCK UNITS. EXECUTIVE UNDERSTANDS THAT THE COMPANY IS NOT PROVIDING ANY TAX, LEGAL, OR FINANCIAL ADVICE, NOR IS THE COMPANY MAKING ANY RECOMMENDATION REGARDING EXECUTIVE’S ACCEPTANCE OF THIS AGREEMENT. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER OR OTHER PENALTIES.

7. Non-Transferability of Restricted Stock Units. Restricted Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily or involuntarily or by operation of law.

8. Restriction on Transfer. Regardless of whether the transfer or issuance of the Shares to be issued pursuant to the Restricted Stock Units has been registered under the Securities Act of 1933, as amended (the “Securities Act”), or has been registered or qualified under the securities laws of any state, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law including all applicable foreign laws.

9. Stock Certificate Restrictive Legends. Stock certificates evidencing the shares issued pursuant to the Restricted Stock Units may bear such restrictive legends as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Agreement.

10. Stop-Transfer Notices. For purposes of facilitating the enforcement of the provisions of this Agreement, the Company may issue stop-transfer instructions on the shares issued pursuant to the Restricted Stock Units to the Company’s transfer agent, or otherwise hold the shares in escrow, until the shares are no longer subject to the transfer restrictions set forth herein.

11. Refusal to Transfer. The Company shall not be required to transfer on its books, any shares issued pursuant to the Restricted Stock Units that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or treat as owner of such shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred.

12. Representations, Warranties, Covenants, and Acknowledgments. Executive hereby agrees that, in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the shares issued pursuant to the Restricted Stock Units may be conditioned upon Executive making certain representations, warranties, and acknowledgments relating to compliance with applicable laws.

13. Voting and Other Rights. Subject to the terms of this Agreement, Executive shall not have any voting rights or any other rights and privileges of a stockholder of the Company with respect to the Restricted Stock Units or any shares to be issued pursuant to the Restricted Stock Units unless and until the Restricted Stock Units are settled in shares upon vesting. In addition, the Restricted Stock Units shall not have any rights to dividend equivalent payments with respect to unvested Restricted Stock Units.

14. Administration. This Agreement shall be administered by the Company’s Board of Directors or the Compensation Committee thereof (the “Administrator”). The Administrator shall have full power and authority to interpret and administer this Agreement, and any instrument or agreement relating to this Agreement, and to make any determination and take any other action that the Administrator deems necessary or desirable for the administration of this Agreement, in its sole and absolute discretion. All determinations, interpretations and other decisions under or with respect to this Agreement shall be within the sole discretion of the Administrator, may be made at any time, and shall be final, conclusive and binding upon Executive and any other persons claiming rights under this Agreement.

15. Equity Restructuring. In the event of a declaration of a dividend payable in shares, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar equity restructuring transaction (as that term is used in Statement of Financial Accounting Standards No. 123 (revised)), the Administrator shall make such proportionate adjustments in the number and type of shares (or other securities or other property) subject to this Agreement, if any, as the Administrator in its discretion deems appropriate to prevent dilution or enlargement of the benefits under this Agreement; provided, however, that the number of shares covered by this Agreement shall be rounded down to the extent that such adjustment results in fractional shares. The adjustments provided under this Section shall be nondiscretionary and shall be final and binding on Executive and the Company.

16. Corporate Transactions. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization, dissolution or liquidation to which the Company is a party, or a sale of all or substantially all of the Company’s assets, this Agreement shall be assumed or substituted by the successor to the Company (or any affiliate to such successor) or, if not so assumed or substituted shall terminate in its entirety upon the consummation of the transaction. For purposes of clarity, if the vesting of the Restricted Stock Units under this Agreement is accelerated in connection with a Change of Control pursuant to Section 2(a) above, such acceleration shall occur immediately prior to, and contingent upon, the consummation of such transaction and shall not otherwise be adversely affected by this provision.

17. Company Actions Unrestrained. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

18 No Trust or Fund Created. Prior to the time that the Restricted Stock Units are settled upon vesting, Executive shall have no rights other than those of a general creditor of the Company. The Restricted Stock Units represent an unfunded and unsecured obligation of the Company. This Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and Executive or any other person.

19. Continued Employment. Nothing in this Agreement shall confer upon Executive any right to be continued in the employment or service of the Company, or shall interfere in any way with the right of the Company, to terminate the Executive’s employment or service at any time, for any reason, with or without cause.

20. Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

21. Governing Law; Consent to Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of the State of California or the federal courts for the Northern District of California and no other courts.

22. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

23. Notices. Any notice required or permitted under the terms of this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or forty-eight (48) hours after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to Executive at the address maintained for Executive in the Company’s records or, in either case, as subsequently modified by written notice to the other party.

24. Binding Effect. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors, and assigns of the parties hereto.

25. Severability. If one or more provisions of this Agreement are held to be unenforceable under any applicable law, regulation or rule, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

26. Acceptance of Agreement. Executive must expressly accept the terms and conditions of the Restricted Stock Units as set forth in this Agreement by signing and returning this Agreement to the Company. If Executive does not accept the Restricted Stock Units in the manner instructed by the Company, the Restricted Stock Units will be subject to cancellation.

27. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

[OFFICER]	ENERGYCONNECT GROUP, INC.

	By:	Kevin R. Evans
Dated:	Its:	Chief Executive Officer

Dated: